File No. 333-109287

                               U.S.$15,000,000,000
                      GENERAL MOTORS ACCEPTANCE CORPORATION
                                 SMARTNOTES(SM)
             DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

Unless otherwise specified in an applicable pricing supplement, the SmartNotes will not be listed on any securities exchange, and there can be no assurance that the SmartNotes offered will be sold or that there will be a secondary market for the SmartNotes.

The Agents have advised us that they may from time to time purchase and sell SmartNotes in the secondary market, but the Agents are not obligated to do so. No termination date for the offering of the SmartNotes has been established.

Pricing Supplement No. 92                           Trade Date:     08/25/2005
(To Prospectus dated October 24, 2003)              Issue Date:     08/30/2005

The date of this Pricing Supplement is August 25, 2005

CUSIP             Stated
or                Interest                   Price to     Selling
Common Code       Rate          Maturity     Public (1)   Concession
-----------       --------      --------     --------     -----------
3704A 0G97        5.850%        02/15/2007   100%         0.1250%
3704A 0H21        6.250%        08/15/2007   100%         0.3000%
3704A 0H39        6.750%        08/15/2008   100%         0.4500%
3704A 0H47        7.700%        08/15/2010   100%         0.7500%
3704A 0H54        8.400%        08/15/2015   100%         1.1000%

Payment           Survivor's    Subject to Redemption
Frequency         Option        Yes/No       Date and terms of redemption
---------         ----------    -----------------------------------------
Monthly           Yes           No
Monthly           Yes           No
Quarterly         Yes           No
Semi-Annual       Yes           No
Semi-Annual       Yes           Yes          Callable at 100% on 08/15/2010 and
                                             every coupon date thereafter.

(1) Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

The co-agent name Edward Jones & Co., L.P. on the prospectus dated October 24, 2003 should read Edward D. Jones & Co., L.P.

                            Per Note             Total
                            --------             -----

Public Offering Price ..... 100.00%              $15,000,000,000

Agents' Discounts
and Concessions ........... .20%-2.50%           $30,000,000-$375,000,000

Proceeds, before
expenses, to General
Motors Acceptance
Corporation ............... 97.50%-99.80%        $14,625,000,000-$14,970,000,000

(SM) Service Mark of General Motors Acceptance Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               __________________

ABN AMRO FINANCIAL SERVICES, INC.
    A.G. EDWARDS & SONS, INC.
        CHARLES SCHWAB & CO., INC.
            CITIGROUP
                EDWARD D. JONES & CO., L.P.
                    FIDELITY CAPITAL MARKETS
                        a division of National Financial Services LLC
                            MERRILL LYNCH & CO.
                                 MORGAN STANLEY
                                     UBS FINANCIAL SERVICES INC.
                                         WACHOVIA SECURITIES LLC

                                October 24, 2003